Exhibit 5.1

Opinion of Chief Legal Officer

Cogent Communications Holdings, Inc.

May 12, 2023

Cogent Communications Holdings, Inc.
2450 N Street N.W.

Washington, D.C. 20037

Re:	Registration Statement on Form S-8 (File No. 333- );
1,200,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

This letter provides an opinion regarding Cogent Communications Holdings, Inc.’s (the “Company”) filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the proposed issuance by the Company of an additional 1,200,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Amended and Restated Cogent Communications Holdings, Inc. 2017 Incentive Award Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In my capacity as Chief Legal Officer of the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion, have assumed such proceedings will be completed in a timely manner and in the manner presently proposed. In preparing this opinion, I made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

In my examination, I assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies.

Subject to the foregoing and the other matters as set forth herein, it is my opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement. You may rely upon this opinion, as may others who are entitled to rely upon it pursuant to applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ John Chang
John Chang
Chief Legal Officer